Exhibit 3.6(c)

AMENDED ARTICLES OF INCORPORATION

STATE OF OKLAHOMA,	)
) ss.
COUNTY OF COMANCHE,	)

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

We, H. F. Tuck, Jr., Fallis A. Beall, and J. B. Walling, all the Officers, Directors, and Stockholders of Atlas-Tuck Concrete, Inc., a corporation, respectfully show:

1. That on July 9, 1964, Articles of Incorporation were filed in the Office of the Secretary of State of the State of Oklahoma; that under said Articles of Incorporation and the Charter issued thereupon, said corporation was chartered for a period of fifty (50) years. Said Articles of Incorporation and Charter are here referred to and made a part hereof as though set out in full.

2. That the authorized capital stock of said corporation under said Articles and Charter was Thirteen Thousand and no/100 Dollars ($13,000.00) divided into one thousand three hundred (1,300) shares of Ten and no/100 Dollars ($10.00) each.

3. That all the shares of its authorized capital stock have been issued and are now outstanding and owned and held by the undersigned as Officers, Directors and Stockholders.

4. That on the 11th day of September, 1964, all the Stockholders, Directors, and Officers of said corporation met after having thirty (30) days personal notice, adopted a resolution by unanimous vote to increase the capital stock of said corporation from Thirteen Thousand and no/100 Dollars ($13,000.00) divided into one thousand three hundred (1,300) shares of Ten and no/100 Dollars ($10.00) each, to Fifty Thousand and no/100 Dollars ($50,000.00) divided into five thousand (5,000) shares of common stock at par value of Ten and no/100 Dollars ($10.00) each.

5. That the undersigned as Stockholders, Officers, and Directors of said corporation desire to amend the Articles of Incorporation already referred to, to increase the authorized capital to Fifty Thousand and no/100 Dollars ($50,000.00), divided into five thousand (5,000) shares at a par value of Ten and no/100 Dollars ($10.00) each, and for such an Amended Articles of Incorporation state:

FIRST:

That the name of this corporation shall be ATLAS-TUCK CONCRETE, INC.

SECOND:

That the purpose for which this corporation is formed is:

(a) To carry on all or any of the businesses of processing, mixing, manufacturing, transporting, and dealing in cement, concrete, lime, plasters, whiting, clay, gravel, rock, sand, minerals, earth, and builders’ requisites and conveniences of all kinds, and to carry on and conduct a general contracting business, including the designing, constructing, enlarging, repairing, remodeling or otherwise engaging in any work upon buildings, roads, side walks, highways, bridges, or manufacturing plants; and to engage in iron, steel, wood, brick, concrete, stone, cement, masonry and earth construction, and to execute contracts or to receive assignments of contracts therefor, or relating thereto; and to manufacture, mine, and furnish the building materials and supplies connected herewith; and to perform all rights and privileges which it may deem expedient to obtain for the purposes of or in connection with the business of the company, and to manage, develop, sell, exchange, lease, mortgage or otherwise deal with the whole or any part or portion of such property, or rights, in any manner advisable or desirable.

(b) To engage in and generally carry on the business of processing, mixing, manufacturing, transporting and dealing in cement, rock, sand, gravel and other masonry materials either within or without the city limits of any incorporated city or town, and in general to perform any and all other services necessary and incidental thereto; to own, organize, maintain and operate for hire or otherwise, automobiles, motor trucks, boats, rafts, rides and vehicles of every kind, description and character however propelled and all equipment incidental thereto and used in connection with the above and to do generally all and every other thing necessary and incidental to said business in all of its branches.

THIRD:

That the address of its registered office is at 4303 Williams, Lawton, Oklahoma.

FOURTH:

That the term for which the corporation is to exist is fifty (50) years from the 9th day of July, 1964.

FIFTH:

The number of Directors of this corporation are three (3) and the names and residences of those who are selected as such Directors and who shall hold their office until the next annual election or until their successors are elected and qualified are as follows:

NAME	ADDRESS

H. F. Tuck, Jr.,	4303 Williams, Lawton, Oklahoma.

Fallis A. Beall,	1405 Hudson, Duncan, Oklahoma.

J. B. Walling,	1116 Chesnut, Duncan, Oklahoma.

SIXTH:

That the amount of capital stock of this corporation shall be Fifty Thousand and no/100 Dollars ($50,000.00), divided into five thousand (5,000) shares of Ten and no/100 Dollars ($10.00) per share.

Certificate of Incorporation to be issued subject to the following constitutional requirements: That the corporation to which it is issued will submit any difference it may have with employees with references to labor, to arbitration, as shall be provided by law.

IN WITNESS WHEREOF, we have hereunto subscribed our names this 19th day of September, A.D. 1964.

/s/ FALLIS A. BEALL

Fallis A. Beall, President, Director and Stockholder.

/s/ H. F. TUCK, JR.

H. F. Tuck, Jr., Vice-President, Director and Stockholder.

/s/ J. B. WALLING

J. B. Walling, Secretary, Director and Stockholder.

STATE OF OKLAHOMA,	)
) ss.
COUNTY OF COMANCHE,	)

Before me, a notary public in and for said County and State, personally appeared H. F. Tuck, Jr., Fallis A. Beall, and J. B. Walling, to me known to be the identical persons who executed the within and foregoing instrument and acknowledged to me that they executed the same as their free and voluntary act and deed for the uses and purposes therein set forth.

Subscribed and sworn to before me this 19th day of September, 1964.

/s/ CHARLOTTE SUE BILES

Notary Public

My Commission Expires:

September 8, 1964